Exhibit 99.1

Clovis Oncology Announces Third Quarter 2020 Operating Results

•	$38.8M in Rubraca® (rucaparib) global sales for Q3 2020; net product revenue up 3% over Q3 2019

•	Global net product revenue guidance provided for Q4 2020 in a range of $38M to $40M

•	Restructuring U.S. commercial organization to adopt hybrid strategy elevating digital programming and peer-to-peer interactions

•	Oncology pipeline, inclusive of Rubraca, lucitanib and FAP-2286, expected to result in multiple key clinical, development and regulatory milestones during 2021

•	$224.7M in cash and cash equivalents at September 30, 2020, which is anticipated to fund the Company’s operating plan into early 2022

•	Assuming completion of the offering of $50M of convertible notes announced today, the additional cash proceeds are anticipated to fund the Company’s operating plan into early 2023

BOULDER, Colo., November 5, 2020 – Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for the quarter ended September 30, 2020, and provided an update on the Company’s clinical development programs and regulatory and commercial outlook for the rest of the year.

“We are pleased that third quarter revenues for Rubraca grew slightly over the same period in 2019, despite a very challenging sales environment caused by COVID-19, which has severely limited oncology patient visits and cancer diagnoses. In addition, oncology practices have substantially limited traditional in-person sales calls – a trend that we see accelerating – and physicians increasingly prefer digital communications and virtual peer-to-peer interactions. In response to this evolving U.S. oncology market, we are shifting to a hybrid commercial strategy to support these preferences. This new strategy incorporates more targeted in-person promotion, online resources for prescribers customized to their practices and new approaches to peer-to-peer interactions. We believe this hybrid strategy will increase awareness and interest in Rubraca. We have undertaken this change with the goal of returning to growth as rapidly as we can, despite cancer diagnoses and cancer patient visits currently remaining lower than pre-COVID-19,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology.

“We also remain focused on our growing pipeline activities and in 2021, we anticipate multiple meaningful clinical, development and regulatory milestones. For Rubraca, we anticipate data from the ATHENA monotherapy arm, and pending data, a potential sNDA filing for the LODESTAR pan-tumor study in the second half of 2021. Interim updates from the LIO-1 study of Rubraca and Opdivo in combination are anticipated in 2021. Following allowance of the IND filings for our peptide-targeted radiotherapeutic candidate, FAP-2286, planned for submission this quarter, we plan to initiate a robust clinical development program in early 2021,” Mr. Mahaffy continued.

Third Quarter 2020 Financial Results

Clovis reported net product revenue for Rubraca of $38.8 million for the third quarter of 2020, which included U.S. product revenue of $33.9 million and ex-U.S. product revenue of $4.9 million, compared to net product revenue for Q3 2019 of $37.6 million, which included U.S. net product revenue of $36.5 million and ex-U.S. net product revenue of $1.1 million.

Clovis reported net product revenue for Rubraca of $121.2 million for the nine months ended September 30, 2020, which included U.S. product revenue of $109.8 million and ex-U.S. product revenue of $11.4 million, compared to net product revenue for same period in 2019 of $103.7 million, which included U.S. net product revenue of $101.1 million and ex-U.S. net product revenue of $2.6 million.

Clovis Oncology expects global net product revenue for the fourth quarter 2020 to be in a range of $38 million to $40 million. The effects of COVID-19 on future sales are difficult to predict, especially with the increase in COVID-19 cases in the U.S. and Europe.

Research and development expenses totaled $62.9 million for Q3 2020 and $201.0 million for the first nine months of 2020, compared to $77.9 million and $210.7 million for the comparable periods in 2019. Research and development expenses decreased for the third quarter and the first nine months of 2020 compared to the same periods in the prior year due primarily to lower spending on Rubraca clinical trials. We expect research and development expenses to be lower in the full year 2021 compared to full year 2020.

Selling, general and administrative expenses totaled $38.6 million for Q3 2020 and $123.1 million for the first nine months of 2020, compared to $41.8 million and $137.6 million for the comparable periods in 2019. Selling, general and administrative expenses decreased during the third quarter and first nine months of 2020 compared to the same period in the prior year with savings due to the COVID-19 situation globally and overall cost reduction efforts.

Clovis reported a net loss for the third quarter of 2020 of $78.7 million, or ($0.89) per share, and a net loss of $270.3 million, or ($3.37) per share, for the first nine months of 2020. Net loss for Q3 2019 was $94.1 million, or ($1.72) per share, and $300.9 million, or a net loss of ($5.62) per share, for the first nine months of 2019. Net loss for Q3 and the first nine months of 2020 included share-based compensation expense of $12.5 million and $38.8 million, compared to $14.0 million and $41.7 million for the comparable periods of 2019.

Clovis had $224.7 million in cash and cash equivalents as of September 30, 2020.

As of September 30, 2020, the Company had drawn approximately $85 million under the TPG ATHENA clinical trial financing and had up to $90 million available to draw under the agreement to fund the expenses of the ATHENA trial through Q3 2022.

Based on the Company’s anticipated revenues, spending, available financing sources and existing cash and cash equivalents, the Company believes it has sufficient cash and cash equivalents to fund its operating plan into early 2022, after taking into account any cash repayment (unless refinanced earlier) of the remaining $64.42 million aggregate principal amount of the 2.50% convertible notes, at their maturity in September 2021. Assuming the completion of the offering of $50 million of convertible notes announced today, the additional cash proceeds are anticipated to fund the Company’s operating plan into early 2023.

Net cash used in operating activities was $54.3 million for the third quarter of 2020, down from $57.0 million reported in the third quarter of 2019. Similarly, net cash used in operating activities for the first nine months of 2020 was $196.7 million, compared with $253.5 million for the first nine months of 2019.

Cash burn in Q3 2020 was $37.7 million, which represents a 25 percent sequential decrease from the Q2 2020 cash burn of $50.1 million. Borrowings under the TPG ATHENA financing provided $16.6 million in cash in Q3 2020. Cash burn in the first nine months of 2020 was $154.7 million.

Restructured U.S. Commercial Organization

The COVID-19 pandemic has accelerated a preference by oncology practices for more digital programming, including digital peer-to-peer interactions and reduced in-person promotion. In order to meet these changing preferences, the Company is adopting a hybrid commercial strategy combining increased digital promotional activities, greater online resources and more peer-to-peer interactions with reduced and more targeted in-person promotion. Accordingly, new tools and performance indicators based on this hybrid approach are being rolled out during the fourth quarter, and the U.S. commercial organization has been reduced in size by approximately 45 employees. Despite increased investment in digital promotion, we anticipate an effect of adopting this hybrid model will result in annual cost-savings of approximately $10 million. The Company is adopting this strategy in order to better reach customers in the way they want to be reached with the goal of returning to growth, especially as the ongoing impact of COVID-19 is reduced.

FDA-approved Companion Diagnostic to Identify Eligible mCRPC Patients Added to Rubraca U.S. Label

In late August, the U.S. FDA approved the FoundationOne® Liquid CDx, Foundation Medicine’s comprehensive liquid biopsy test for all solid tumors with multiple companion diagnostic indications, including for Rubraca. It is intended to be used as a companion diagnostic to identify patients who may benefit from treatment with specific FDA-approved targeted therapies, including Rubraca. In early October, the companion diagnostic for Rubraca in mCRPC was added to the Rubraca U.S. label.

These events follow the U.S. FDA’s May 2020 approval of Rubraca for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated mCRPC who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. The FDA approved this indication under accelerated approval based on objective response rate and duration of response data from the multi-center, single arm TRITON2 clinical trial.

Data from the TRITON2 study of Rubraca for the treatment of mCRPC harboring BRCA1/2 mutations were published online in the Journal of Clinical Oncology during the quarter. These results supported the May approval and provide additional detail for physicians about the study and about Rubraca as a treatment option for eligible men with mCRPC and a deleterious BRCA1/2 mutation.

Initial Presentations for Lucitanib and Rucaparib Combinations and Preclinical Data for FAP-2286 at Medical Meetings

Six e-posters for Clovis’ three portfolio compounds were presented at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 in September. These included the following:

•

Initial data from the Phase 1b part of the LIO-1 trial of lucitanib combined with Opdivo® (nivolumab) in advanced metastatic solid tumors which identified a recommended Phase 2 dose and showed promising signs of antitumor activity; also, a Trials In Progress e-poster describing the Phase 2 study currently enrolling patients.

•

The first presentation of preclinical data for FAP-2286, a novel peptide-targeted radionuclide therapy (PTRT), showed the compound potently and selectively binds fibroblast activation protein (FAP); in addition, compelling anti-tumor activity was observed in FAP-expressing tumor models.

•

New data analyses from pivotal Rubraca studies ARIEL3 and TRITON2 further characterized its safety profile in recurrent ovarian cancer and metastatic castration-resistant prostate cancer (mCRPC), respectively.

•	Encouraging initial data from the SEASTAR study evaluating Rubraca in combination with Trodelvy™ (sacituzumab govitecan-hziy).

In addition, in an oral plenary session at the International Gynecologic Cancer Society (IGCS) Digital Annual Global Meeting in September, data from an exploratory analysis of the ARIEL3 clinical study evaluating Rubraca as maintenance treatment in recurrent ovarian cancer were presented. The findings demonstrate that rucaparib maintenance treatment can lead to a clinically meaningful delay in starting subsequent therapy and lasting clinical benefits in patients with BRCA1- or BRCA2-mutant ovarian cancer.

The data described here are available online at www.clovisoncology.com/pipeline/scientificpresentations.

Lucitanib Combination Studies Underway

The Phase 2 portion of LIO-1 trial evaluating lucitanib and Opdivo in combination in advanced solid tumors (Phase 1b) and gynecologic cancers (Phase 2) is open for enrollment and the first patient was treated in August. Clovis intends to submit updated interim data from the LIO-1 study for presentation at a 2021 medical meeting.

FAP-2286 and Radionuclide Therapy Development Program

Clovis intends to submit two Investigational New Drug (IND) applications for FAP-2286 for use as imaging and treatment agents respectively. Following allowance of the INDs by the U.S. FDA, Clovis will initiate a Phase 1 study to determine the dose and tolerability of the FAP-targeting therapeutic agent, with expansion cohorts planned in multiple tumor types. The FAP-targeting imaging agent will be utilized to identify tumors that contain FAP for treatment in the Phase 1 study.

Conference Call Details

Clovis will hold a conference call to discuss Q3 2020 results this morning, November 5, at 8:30am ET. The conference call will be simultaneously webcast on the Clovis Oncology web site www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants (877) 698-7048, International participants (647) 689-5448, conference ID: 2999168.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca. Additionally, Rubraca is approved in the U.S. for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on a FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside of the U.S. and Europe.

About Lucitanib

Lucitanib is an investigational angiogenesis inhibitor, which inhibits vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), platelet-derived growth factor receptors alpha and beta (PDGFRα/ß) and fibroblast growth factor receptors 1 through 3 (FGFR1-3). Emerging clinical data support the combination of angiogenesis inhibitors and immunotherapy to increase effectiveness in multiple cancer indications. Angiogenic factors, such as vascular endothelial growth factor (VEGF), are frequently up-regulated in tumors and create an immunosuppressive tumor microenvironment. Use of antiangiogenic drugs may reverse this immunosuppression and augment response to immunotherapy. Clovis holds global rights for lucitanib excluding China.

Lucitanib is an unlicensed medical product.

About FAP-2286

FAP-2286 is a preclinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein alpha (FAP). FAP is highly expressed in many epithelial cancers, including more than 90 percent of breast, lung, colorectal and pancreatic carcinomas. Clovis holds U.S. and global rights for FAP-2286 excluding Europe.

FAP-2286 is an unlicensed medical product.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, with additional office locations in the U.S. and Europe. Please visit www.clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Examples of forward-looking statements contained in this press release include, among others, statements regarding our future financial and operating performance, business plans or prospects, including expectations concerning our future cash position and future revenue expectations from the sale of Rubraca, our expectations regarding the impact of COVID-19 on our business operations and results, including future revenues, supply and distribution of our clinical trial supplies and commercial product supplies, our expectations regarding our ability to maintain the enrollment and conduct of our clinical trials and other development activities, expectations concerning future regulatory activities, expectations for submission of regulatory filings, our plans to present final or interim data on ongoing clinical trials, our plans to submit additional data to, or meet with, the FDA with respect to the status of or plans for ongoing or planned trials, the timing and pace of commencement of enrollment in and conduct of our clinical trials and the cost of certain trials, including those being considered, planned or conducted in collaboration with partners, our plans for commencement of additional planned trials, the potential results of such clinical trials, changes in drug supply timing and costs and other expenses and statements regarding our expectations of the supply of free drug distributed to eligible patients and our expectations regarding the funding that may be available to us under the agreement with TPG Sixth Street Partners. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from that expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the performance of our third-party manufacturers, whether our clinical development programs for our drug candidates and those of our partners can be completed on time or at all, whether future study results will be consistent with study findings to date and whether future study results will support continued development or regulatory approval, the corresponding development pathways of our companion diagnostics, the timing of availability of data from our clinical trials and the results, the initiation, enrollment, timing and results of our planned clinical trials, the risk that final results of ongoing trials may differ from initial or interim results as a result of factors such as final results from a larger patient population may be different from initial or interim results from a smaller patient population, actions by the FDA, the EMA or other regulatory authorities regarding data required to support drug applications and whether to accept or approve drug applications that may be filed, their interpretations of our data and agreement with our regulatory approval strategies or components of our filings, including our clinical trial designs, conduct and methodologies, as well as their decisions regarding drug labeling, reimbursement and pricing, and other matters that could affect the development, approval, availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC

CONSOLIDATED FINANCIAL RESULTS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Product revenue	$38,772	$37,603	$121,223	$103,699

Operating expenses:
Cost of sales - product	8,438	8,134	26,654	21,984
Cost of sales - intangible asset amortization	1,343	1,212	3,834	3,549
Research and development	62,902	77,896	201,000	210,674
Selling, general and administrative	38,636	41,811	123,136	137,601
Acquired in-process research and development	—	9,440	—	9,440
Other operating expenses	—	5,539	3,805	5,539

Total expenses	111,319	144,032	358,429	388,787

Operating loss	(72,547)	(106,429)	(237,206)	(285,088)
Other income (expense):
Interest expense	(6,859)	(5,278)	(23,160)	(12,684)
Foreign currency gain (loss)	633	(229)	(102)	(648)
Gain on extinguishment of debt	—	18,480	—	18,480
Loss on convertible senior notes conversion	—	—	(7,791)	—
Loss on extinguishment of debt	—	—	(3,277)	—
Legal settlement loss	—	(1,750)	—	(26,750)
Other income	79	781	1,160	5,081

Other income (expense), net	(6,147)	12,004	(33,170)	(16,521)

Loss before income taxes	(78,694)	(94,425)	(270,376)	(301,609)
Income tax benefit	18	350	122	686

Net loss	$(78,676)	$(94,075)	$(270,254)	$(300,923)

Basic and diluted net loss per common share	$(0.89)	$(1.72)	$(3.37)	$(5.62)
Basic and diluted weighted-average common shares	88,255	54,707	80,153	53,549

CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	September 30, 2020	Dec 31, 2019
Cash and cash equivalents	$224,702	$161,833
Available-for-sale securities	—	134,826
Working capital	165,321	233,384
Total assets	593,057	669,604
Convertible senior notes	505,278	644,751
Common stock and additional paid-in capital	2,395,063	2,114,123
Total stockholders’ deficit	(163,366)	(174,257)

Other Data
(Unaudited, in thousands)
	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	(196,675)	(253,468)
Share Based Compensation Expense	38,765	41,748

RECONCILIATION OF NET CASH USED IN OPERATING

ACTIVITIES TO CASH BURN

(Unaudited, in thousands)

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Net cash used in operating activities	$(54,324)	$(196,675)
Adjustments:
Acquired in-process research and development - milestone payment	—	(8,000)
Proceeds from borrowings under financing agreement	16,641	49,963

Cash burn	$(37,683)	$(154,712)

Net cash (used in) provided by investing activities	$(19)	$126,588
Net cash provided by financing activities	$16,157	$131,808

To supplement our financial statements prepared in accordance with U. S. GAAP, we monitor and consider cash burn, which is a non-U.S. GAAP financial measure. This non-U.S. GAAP financial measure is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We define cash burn as net cash used in operating activities plus acquired in-process research and development - milestone payments less proceeds from borrowings under financing agreement with TPG specifically related to our Phase 3 ATHENA trial. We believe cash burn to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business including milestone payments and proceeds from borrowings under the TPG financing agreement, which specifically offsets the costs of our ATHENA trial. A limitation of using this non-U.S. GAAP measure is that cash burn does not represent the total change in cash and cash equivalents for the period because it excludes all other cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our investing and financing activities in the statements of cash flows in our financial statements and by presenting cash flows from investing and financing activities in our reconciliation of cash burn. In addition, it is important to note that other companies, including companies in our industry, may not use cash burn, may calculate cash burn in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure. Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Contacts: Breanna Burkart 303.625.5023 bburkart@clovisoncology.com	Anna Sussman 303.625.5022 asussman@clovisoncology.com

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